Exhibit 99.1

Repro Med Systems, Inc. Posts Strong Revenue Growth, Productivity Gains and Announces New Interim Chief Operating Officer

CHESTER, NY / December 23, 2015 / Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) announced that its net revenues for the third quarter ended November 30 for fiscal 2016 increased 18% over the previous year’s Q3, led by the Company’s sales of proprietary infusion products.  The Company’s current fiscal year ends February 28, 2016.

Revenues for the third quarter of fiscal 2016 were $3,145,000 compared with $2,655,000 for the third quarter of fiscal 2015.  Revenues for the first nine months of the fiscal 2016 were $8,942,000 compared with $7,797,000 for the same period last year, an increase of 15%.

RMS continues to benefit from recent lean manufacturing initiatives, which have resulted in increased capacity and decreased direct assembly labor costs compared to last year. Gross margin improved in fiscal Q3 to 67% from 60% in the same quarter last year, and from 63% in fiscal Q2.

Driven by the strong sales in the quarter, net income for the third quarter was $168,000, an improvement of 81% compared with the same period last year. In addition, net income was negatively impacted due to costs associated with several trade shows in the quarter, the hiring of new sales representatives, and continued legal and consulting fees, all of which reflect an investment for growth in future periods.  Excluding certain of these non-recurring items, net income margin would have been in excess of 10% for the quarter.

“We continue to see growth in all sectors of the homecare infusion market both domestically and internationally,” commented Andy Sealfon, President and CEO of the company. “I am also very excited about our newest board member, Cyril N. Narishkin and have appointed him as Interim Chief Operating Office to support our expanded management team and accelerate our growth opportunities.  Cyril brings a wealth of experience consulting with companies of all sizes, and will also be instrumental in assisting the Company on its lean initiatives and growth plans,” Mr. Sealfon added.

The Company manufactures medical products used for infusions and suctioning. The Infusion product portfolio currently includes the FREEDOM60(R) and our latest FreedomEdge™ Syringe Infusion Pumps, RMS Precision Flow Rate Tubing(TM) and RMS HIgH-Flo(TM) Subcutaneous Safety Needle Sets. These devices are used for infusions administered in professional healthcare settings as well as at home. The company’s RES-Q-VAC line of medical suctioning products is used by emergency medical service providers in addition to a variety of other healthcare providers.

The Company’s website may be visited at www.rmsmedicalproducts.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates”, “will”, or “plans” to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company’s reports and registration statements filed with the Securities and Exchange Commission.

For more information please call:

Mike King

702 650 3000

Princeton Research

SOURCE: RMS Medical Products